Exhibit 99.1

Northern Oil and Gas, Inc. Announces 2015 First Quarter Results

WAYZATA, MINNESOTA — May 7, 2015 — Northern Oil and Gas, Inc. (NYSE MKT: NOG) today announced 2015 first quarter results.

2015 FIRST QUARTER HIGHLIGHTS

•	Production averaged 16,988 barrels of oil equivalent (“Boe”) per day, for a total of 1,528,919 Boe, a 28% increase over the first quarter of 2014
•	Oil and gas sales including settled derivatives totaled $90.4 million
•	Approximately 3.0 million barrels of oil are hedged for the remainder of 2015 at an average price of $89.56 per barrel
•	Northern added 98 gross (6.6 net) wells to production during the first quarter
•	The borrowing base under Northern’s revolving credit facility was reaffirmed at $550 million

Northern’s adjusted net income for the first quarter of 2015 was $6.0 million, or $0.10 per diluted share.  Adjusted net income was negatively impacted by the significant deterioration of natural gas, NGL and oil prices.  GAAP net loss for the first quarter of 2015, which was impacted by a non-cash impairment charge, was $229.7 million, or a loss of $3.79 per diluted share.  Adjusted EBITDA for the first quarter of 2015 was $67.5 million.  See “Non-GAAP Financial Measures” below for additional information on these measures.

MANAGEMENT COMMENT

“We continue to take a prudent approach to managing Northern through this cycle, using our strict capital allocation process and enviable hedge position to preserve our liquidity,” commented Northern’s Chairman and Chief Executive Officer, Michael Reger.  “In addition, since the fall of last year, we proactively reduced our commitment to wells in process that no longer met our return threshold in the low commodity price environment.  We will continue to be diligent with our capital, focusing only on returns and preparing to resume growth as returns on invested capital improve.”

GUIDANCE AND LIQUIDITY UPDATE

Northern’s guidance remains unchanged from that disclosed on February 26, 2015, which calls for 2015 production to be flat with 2014, on a significantly reduced capital budget of $140 million.  The breakdown of the capital budget can be found in Northern’s year-end earnings release and recent investor presentations.

At March 31, 2015, Northern had $338 million in outstanding borrowings under its revolving credit facility, which has a total borrowing base of $550 million. The remaining borrowing capacity under the revolving credit facility, together with an additional $5.7 million in cash, results in available liquidity of approximately $217.7 million at quarter-end.

CAPITAL EXPENDITURE UPDATE

During the first quarter of 2015, Northern incurred $41.3 million of capital expenditures on drilling and completion and capitalized workover costs.  Capital expenditures will trend higher in the first half of the year as wells in process reduce throughout the remainder of the year.  In addition, during the first quarter Northern spent $2.0 million on acreage acquisitions and other acreage related activities in the Williston Basin, and incurred $1.3 million of other capitalized costs.

DRILLING AND COMPLETIONS UPDATE

Northern added 6.6 net wells to production during the first quarter, bringing its total producing well count to 192.3 net wells as of March 31, 2015; however, Northern experienced production curtailments as certain operators chose to flow back wells at reduced rates given the low commodity price environment.

As of March 31, 2015, Northern was participating in 225 gross (12.9 net) wells that were drilling or awaiting completion, 95% of which are in Mountrail, McKenzie, Williams or Dunn County.

ACREAGE UPDATE

As of March 31, 2015, Northern controlled approximately 180,633 net acres targeting the Williston Basin Bakken and Three Forks.  In the first quarter, Northern acquired leasehold interests covering an aggregate of approximately 899 net acres, for an average cost of $1,363 per net acre.

As of March  31, 2015, approximately 78% of Northern’s North Dakota acreage position, and approximately 66% of Northern’s total acreage position, was developed, held by production or held by operations.

HEDGING UPDATE

Northern hedges portions of its expected production volumes to increase the predictability of its cash flow and to help maintain a strong financial position.  The following table summarizes Northern’s oil derivative contracts scheduled to settle after March 31, 2015, including all contracts entered into through May 7, 2015.

	SWAPS		COLLARS
Contract Period	Volume (Bbls)	Weighted Average Price (per Bbl)	Volume (Bbls)	Weighted Average Floor / Ceiling Price (per Bbl)
2015:
Q2	990,000	$89.03	–	–
Q3	990,000	$89.82	–	–
Q4	990,000	$89.82	–	–
2016:
Q1	450,000	$90.00	–	–
Q2	450,000	$90.00	–	–
Q3	270,000	$65.05	225,000	$60.00 / $70.00
Q4	270,000	$65.05	225,000	$60.00 / $70.00
2017:
Q1	–	–	225,000	$60.00 / $70.00
Q2	–	–	225,000	$60.00 / $70.00

FIRST QUARTER 2015 RESULTS

The following table sets forth selected operating and financial data for the periods indicated.

	Three Months Ended March 31,
	2015	2014	% Change
Net Production:
Oil (Bbl)	1,328,510	1,075,246	24
Natural Gas and NGLs (Mcf)	1,202,455	723,724	66
Total (Boe)	1,528,919	1,195,866	28

Average Daily Production:
Oil (Bbl)	14,761	11,947	24
Natural Gas and NGLs (Mcf)	13,361	8,041	66
Total (Boe)	16,988	13,287	28

Average Sales Prices:
Oil (per Bbl)	$36.12	$85.19	(58)
Effect of Gain (Loss) on Settled Derivatives on Average Price (per Bbl)	30.10	(6.34)
Oil Net of Settled Derivatives (per Bbl)	66.22	78.85	(16)
Natural Gas and NGLs (per Mcf)	2.05	7.19	(71)
Realized Price on a Boe Basis Including all Realized Derivative Settlements	59.16	75.25	(21)

Operating Expenses (per Boe):
Production Expenses	$9.29	$9.76	(5)
Production Taxes	3.54	8.19	(57)
General and Administrative Expense	2.85	3.34	(15)
Depletion, Depreciation, Amortization and Accretion	29.57	30.19	(2)

Oil and Natural Gas Sales

In the first quarter of 2015, oil, natural gas and NGL sales, excluding the effect of settled derivatives, were $50.5 million, a decrease of 48% as compared to the first quarter of 2014, driven by a 58% decrease in realized oil prices and a 71% decrease in gas prices, but partially offset by a 28% increase in production.  The lower average realized price in the first quarter of 2015 as compared to the same period in 2014 was driven by lower average NYMEX oil prices and lower average natural gas and NGL prices.  Northern’s oil price differential during the first quarter of 2015 was $12.45 per barrel, as compared to $13.42 per barrel in the first quarter of 2014.

Derivative Instruments

For the first quarter of 2015, Northern incurred a gain on settled derivatives of $40.0 million, compared to a $6.8 million loss for the first quarter of 2014.  Northern had a non-cash mark-to-market derivative loss of $14.3 million in the first quarter of 2015, compared to a $7.9 million loss in the first quarter of 2014.

Production Expenses

Production expenses were $14.2 million in the first quarter of 2015 compared to $11.7 million in the first quarter of 2014.  On a per unit basis, production expenses decreased from $9.76 per Boe in the first quarter of 2014 to $9.29 per Boe in the first quarter of 2015.

Production Taxes

Northern pays production tax as a percentage of total oil and gas sales, before the effect of settled derivatives.  These costs were $5.4 million in the first quarter of 2015 compared to $9.8 million in the first quarter of 2014.  As a percentage of oil and gas sales, our production taxes were 10.7% and 10.1% in the first quarter of 2015 and 2014, respectively.  This increase in production tax rates as a percentage of oil and gas sales in the first quarter of 2015 is due to a declining proportion of Northern’s production that qualifies for lower initial tax rates.

General and Administrative Expense

General and administrative expense was $4.4 million for the first quarter of 2015 compared to $4.0 million for the first quarter of 2014.  On a per unit basis, first quarter 2015 general and administrative expenses were $2.85 per Boe, a 15% reduction when compared with the $3.34 per Boe for the first quarter of 2014.

Depletion, Depreciation, Amortization and Accretion

Depletion, depreciation, amortization and accretion (“DD&A”) was $45.2 million in the first quarter of 2015 compared to $36.1 million in the first quarter of 2014.  Depletion expense, the largest component of DD&A, was $29.45 per Boe in the first quarter of 2015 compared to $30.02 per Boe in the first quarter of 2014.  The increase in aggregate depletion expense in the first quarter of 2015 compared to the first quarter of 2014 was driven by a 28% increase in production, partially offset by a 2% decrease in the depletion rate per Boe.

Impairment of Oil and Natural Gas Properties

As a result of current low commodity prices and their effect on the proved reserve values of properties in 2015, Northern recorded a non-cash ceiling test impairment of $360.4 million for the first quarter of 2015.  Northern did not have any impairment of its proved oil and gas properties for the three month period ended March 31, 2014.  The impairment charge affected reported net income but did not reduce cash flow.

Interest Expense

Interest expense, net of capitalized interest, was $11.7 million in the first quarter of 2015 compared to $9.9 million in the first quarter of 2014.  The increase in interest expense was primarily due to increased borrowings on our revolving credit facility.

Income Tax Provision

The provision for income taxes was a $135.5 million tax benefit in the first quarter of 2015 compared to a $4.1 million tax expense in the first quarter of 2014.  The effective tax rate in the first quarter of 2015 was 37.1% compared to an effective tax rate of 38.4% in the first quarter of 2014.  The effective tax rate was different than the statutory rate of 35% primarily due to state tax rates.

Net Income

Northern recorded a net loss of $229.7 million, or approximately $3.79 per diluted share, for the first quarter of 2015, compared to net income of $6.6 million, or approximately $0.11 per diluted share, for the first quarter of 2014.  Net loss in the first quarter of 2015 was impacted by a non-cash impairment of oil and natural gas properties, net of tax, totaling $226.7 million and a non-cash loss on the mark-to-market of derivative instruments, net of tax, of $9.0 million.

Non-GAAP Financial Measures

Adjusted Net Income for the first quarter of 2015 was $6.0 million (representing approximately $0.10 per diluted share), compared to $11.4 million (representing approximately $0.19 per diluted share) for the first quarter of 2014.  The decrease in non-GAAP Adjusted Net Income is primarily due to lower realized commodity prices as well as higher interest, operating and depletion expenses, which were partially offset by the continued addition of crude oil and natural gas production.  Northern defines Adjusted Net Income as net income excluding (i) (gain) loss on the mark-to-market of derivative instruments, net of tax and (ii) impairment of oil and natural gas properties, net of tax.

Adjusted EBITDA for the first quarter of 2015 was $67.5 million, compared to Adjusted EBITDA of $65.1 million for the first quarter of 2014.  The increase in Adjusted EBITDA is primarily due to our continued addition of crude oil and natural gas production from new wells, which was partially offset by lower realized commodity prices in 2015 compared to 2014. Northern defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization, and accretion, (iv) (gain) loss on the mark-to-market of derivative instruments, (v) non-cash share based compensation expense and (vi) impairment of oil and natural gas properties.

Adjusted Net Income and Adjusted EBITDA are non-GAAP measures.  A reconciliation of these measures to the most directly comparable GAAP measure is included in the accompanying financial tables found later in this release.  Management believes the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of current financial performance.  Specifically, management believes the non-GAAP results included herein provide useful information to both management and investors by excluding certain expenses and unrealized derivatives gains and losses that management believes are not indicative of Northern’s core operating results.  In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring Northern’s performance, and management believes it is providing investors with financial measures that most closely align to its internal measurement processes.

FIRST QUARTER 2015 EARNINGS RELEASE CONFERENCE CALL

In conjunction with Northern’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, May 8, 2015 at 10:00 a.m. Central Time.  Details for the conference call are as follows:

Dial-In Number:  (855) 638-5677 (US/Canada) and (262) 912-4762 (International)
Conference ID:  39445176 - Northern Oil and Gas, Inc. First Quarter 2015 Earnings Call
Replay Dial-In Number: (855) 859-2056 (US/Canada) and (404) 537-3406 (International)
Replay Access Code:  39445176 - Replay will be available through May 15, 2015

UPCOMING CONFERENCE SCHEDULE

IBERIA Capital Partners Oil & Gas Day
May 12, 2015 in New York, NY
RBC Capital Markets Global Energy and Power Conference
June 1-2, 2015 in New York, NY
GHS 100 Energy Conference
June 23-24, 2015 in Chicago, IL

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this release regarding Northern’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Northern’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on Northern’s properties, Northern’s ability to acquire additional development opportunities, changes in Northern’s reserves estimates or the value thereof, general economic or industry conditions, nationally and/or in the communities in which Northern conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, Northern’s ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting Northern’s operations, products, services and prices.

Northern has based these forward-looking statements on its current expectations and assumptions about future events.  While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Northern’s control.

CONTACT:

Brandon Elliott
EVP, Corporate Development and Strategy
952-476-9800
belliott@northernoil.com

Erik Nerhus
VP, Business Development
952-476-9800
enerhus@northernoil.com

NORTHERN OIL AND GAS, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014
(UNAUDITED)

	Three Months Ended March 31,
	2015	2014
REVENUES
Oil and Gas Sales	$50,454,148	$96,802,970
Gain (Loss) on Settled Derivatives	39,994,650	(6,817,980)
Losses on the Mark-to-Market of Derivative Instruments	(14,331,367)	(7,859,683)
Other Revenue	7,207	-
Total Revenues	76,124,638	82,125,307

OPERATING EXPENSES
Production Expenses	14,199,090	11,677,429
Production Taxes	5,413,108	9,791,201
General and Administrative Expense	4,352,806	3,997,690
Depletion, Depreciation, Amortization and Accretion	45,213,039	36,100,921
Impairment of Oil and Natural Gas Properties	360,428,962	-
Total Expenses	429,607,005	61,567,241

(LOSS) INCOME FROM OPERATIONS	(353,482,367)	20,558,066

OTHER INCOME (EXPENSE)
Interest Expense, Net of Capitalization	(11,736,547)	(9,898,968)
Other Income (Expense)	342	30,665
Total Other Income (Expense)	(11,736,205)	(9,868,303)

(LOSS) INCOME BEFORE INCOME TAXES	(365,218,572)	10,689,763

INCOME TAX PROVISION	(135,480,000)	4,100,000

NET (LOSS) INCOME	$(229,738,572)	$6,589,763

Net (Loss) Income Per Common Share – Basic	$(3.79)	$0.11
Net (Loss) Income Per Common Share – Diluted	$(3.79)	$0.11
Weighted Average Shares Outstanding – Basic	60,556,180	61,203,725
Weighted Average Shares Outstanding – Diluted	60,556,180	61,446,274

NORTHERN OIL AND GAS, INC.
BALANCE SHEETS
MARCH 31, 2015 AND DECEMBER 31, 2014

	March 31, 2015 (unaudited)	December 31, 2014
CURRENT ASSETS
Cash and Cash Equivalents	$5,741,083	$9,337,512
Trade Receivables	78,591,692	85,931,719
Advances to Operators	1,875,149	930,034
Prepaid and Other Expenses	1,268,652	895,088
Derivative Instruments	124,698,923	128,893,220
Total Current Assets	212,175,499	225,987,573

PROPERTY AND EQUIPMENT
Oil and Natural Gas Properties, Full Cost Method of Accounting
Proved	2,235,833,943	2,167,452,297
Unproved	26,854,820	50,642,433
Other Property and Equipment	1,879,928	1,870,369
Total Property and Equipment	2,264,568,691	2,219,965,099
Less – Accumulated Depreciation, Depletion and Impairment	(863,573,953)	(458,038,546)
Total Property and Equipment, Net	1,400,994,738	1,761,926,553

DERIVATIVE INSTRUMENTS	14,397,517	25,013,011

DEBT ISSUANCE COSTS	13,097,051	13,819,195

TOTAL ASSETS	$1,640,664,805	$2,026,746,332
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$161,546,866	$231,557,547
Accrued Expenses	4,663,999	6,653,124
Accrued Interest	13,615,052	3,585,536
Derivative Instruments	100,646	-
Deferred Tax Liability	41,679,000	43,938,000
Asset Retirement Obligations	212,771	-
Total Current Liabilities	221,818,334	285,734,207

LONG-TERM LIABILITIES
Revolving Credit Facility	338,000,000	298,000,000
8% Senior Notes	507,681,416	508,053,097
Derivative Instruments	-	579,070
Asset Retirement Obligations	5,096,882	5,105,762
Deferred Tax Liability	25,191,555	158,412,555
Total Long-Term Liabilities	875,969,853	970,150,484

TOTAL LIABILITIES	1,097,788,187	1,255,884,691

COMMITMENTS AND CONTINGENCIES (NOTE 8)

STOCKHOLDERS’ EQUITY
Preferred Stock, Par Value $.001; 5,000,000 Authorized, No Shares Outstanding	-	-
Common Stock, Par Value $.001; 95,000,000 Authorized, (3/31/2015 – 61,553,309 Shares Outstanding and 12/31/2014 – 61,066,712 Shares Outstanding)	61,553	61,067
Additional Paid-In Capital	435,085,349	433,332,285
Retained Earnings	107,729,716	337,468,289
Total Stockholders’ Equity	542,876,618	770,861,641

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,640,664,805	$2,026,746,332

Reconciliation of Adjusted Net Income

	Three Months Ended March 31,
	2015	2014
Net (Loss) Income	$(229,738,572)	$6,589,763
Add:
Loss on the Mark-to-Market of Derivative Instruments, Net of Tax	9,014,430	4,841,565
Impairment of Oil and Natural Gas Properties, Net of Tax	226,709,817	-
Adjusted Net Income	$5,985,675	$11,431,328

Weighted Average Shares Outstanding – Basic	60,556,180	61,203,725
Weighted Average Shares Outstanding – Diluted	60,633,200	61,446,274

Net (Loss) Income Per Common Share – Basic	$(3.79)	$0.11
Add:
Change due to Loss on the Mark-to-Market of Derivative Instruments, Net of Tax	0.15	0.08
Change due to Impairment of Oil and Natural Gas Properties, Net of Tax	3.74	-
Adjusted Net Income Per Common Share – Basic	$0.10	$0.19

Net (Loss) Income Per Common Share – Diluted	$(3.79)	$0.11
Add:
Change due to Loss on the Mark-to-Market of Derivative Instruments, Net of Tax	0.15	0.08
Change due to Impairment of Oil and Natural Gas Properties, Net of Tax	3.74	-
Adjusted Net Income (Loss) Per Common Share – Diluted	$0.10	$0.19

Reconciliation of Adjusted EBITDA

	Three Months Ended March 31,
	2015	2014
Net (Loss) Income	$(229,738,572)	$6,589,763
Add:
Interest Expense	11,736,547	9,898,968
Income Tax Provision	(135,480,000)	4,100,000
Depreciation, Depletion, Amortization and Accretion	45,213,039	36,100,921
Impairment of Oil and Natural Gas Properties	360,428,962	-
Non-Cash Share Based Compensation	1,030,317	557,865
Loss on the Mark-to-Market of Derivative Instruments	14,331,367	7,859,683
Adjusted EBITDA	$67,521,660	$65,107,200